Exhibit 10.10

September 7, 2007

Christine Nash

[Address]

Dear Christine:

Hyperion Therapeutics, Inc. (the “Company”) is pleased to an offer to join the Company as a full-time employee. This letter amends and restates in its entirety the previous conditional offer letter (“Conditional Offer Letter”). Your offer shall be on the following terms:

1. Position. Upon approval by the Board of Directors, you will be appointed Senior Director, Marketing, reporting to the Vice President, Global Sales. By signing this letter agreement, you confirm that you will have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Compensation. The Company will pay you a base salary at the rate of $175,000 per year, payable in accordance with the Company’s standard payroll schedule. In addition, you will also receive a one-time sign-on bonus of $15,000, to be paid within 30 days from the date of your employment. If you terminate your employment prior to your first anniversary, you will return the bonus payment to the Company. You will also be eligible to receive a performance bonus targeted at 30% of your annual salary per year, based on the Company’s performance, paid per the company’s bonus plan. Any bonus for the fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company full-time during that fiscal year. Your final bonus check and reconciliation for a fiscal year is subject to the Board of Director’s approval and will be paid after the Company’s books for that year have been closed, provided that you are employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

3. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in all Company-sponsored benefits generally available to full-time senior management employees. In addition, you will be entitled to vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4. Equity. Subject to the approval of the Board of Directors, if you are offered full-time employment, your compensation will include a grant of stock options to purchase up to 100,000 shares of the Company’s Common Stock (the “Equity Grant”), with vesting starting upon your start date with the Company. The purchase price per share for the Equity Grant will be the fair market value as determined by the Board of Directors when the Equity Grant is approved. The Board may use an independent third party valuation to determine the fair market value on the date of grant, and this valuation shall be the basis for determination by the Board of the fair market value. The Equity Grant shall be issued pursuant to the Company’s Equity Incentive Plan. The Equity Grant will vest (i) with respect to 25% of the shares, on the first anniversary of your full-time employment by the Company and (ii) with respect to the balance of the shares, in equal monthly installments over the next 36 months of continuous full-time service, as described in the applicable equity benefit plan. In addition to the Equity Grant, you will be eligible to receive additional stock options to be granted from time to time at the sole discretion of the Board of Directors and subject to the terms and conditions of the Company’s Equity Incentive Plan.

5. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

6. Relationship. Your relationship with the Company will be “at will,” meaning that either you or the Company may terminate your relationship at any time and for any reason, with or without cause. However, you agree to provide a minimum of 30 days notice if you decide to terminate this Agreement unilaterally. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your relationship may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

7. Taxes. All forms of compensation referred to in this agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You understand that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your employment arrangement and/or related compensation.

8. Interpretation, Amendment and Enforcement. This agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your position as an employee with the Company and supersedes any prior agreements, representations or understandings (whether written, oral or implied), including the Conditional Offer Letter, between you and the Company. This agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this agreement or arising out of, related to, or in any way connected with, this agreement, your relationship with the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company hereby submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

9. Arbitration. Any controversy or claim arising out of this agreement and any and all claims relating to your relationship with the Company will be settled by final and binding arbitration. The arbitration will take place in the County of San Francisco in the State of California or, at your option, the County in which you primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Each party will be responsible for its own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award. This Section 9 does not apply to claims for workers’ compensation benefits or unemployment insurance benefits. Injunctive relief and other provisional remedies will be available in accordance with Section 1281.8 of the California Code of Civil Procedure.

* * * * *

By signing this letter agreement, you confirm that you will have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on September 28, 2007. As required by law, your relationship with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your relationship is contingent upon the Company executing this letter of employment, and your starting work with the Company within two weeks of its execution.

If you have any questions, please call me at 206-619-3305.

Very truly yours,

HYPERION THERAPEUTICS, INC.

By:	/s/ Chris E. Rivera
Chris E. Rivera, President and CEO

I have read and accept this offer:

/s/ Christine Nash
Signature of Christine Nash

Dated:	9-10-07

Attachment

Exhibit A: Proprietary Information and Inventions Agreement